Ingredion Brasil

South America Division

Av. do Café, 277 – Torre B - 2º andar

04311-000 – São Paulo – SP

Brasil

t:  55 115070-7700

w:  ingredion.com.br

EXHIBIT 10.35

EMPLOYMENT AGREEMENT

Ingredion Brasil - Ingredientes Industrias Ltda.,  a Brazilian entity with an office in the City of São Paulo, State of São Paulo, at Avenida do Café, Nº 277 - Torre B - 2º Andar - Jabaquara, CEP [04311-000], enrolled with the National Taxpayers' Registry under number [01.730.520/0001-12], represented herein by its undersigned [Marcelo Ferreira do Couto] (hereinafter referred to as the “Company”), and, on the other hand, Mr. Ernesto Pousada , bearer of the labor booklet nº [49385] series [108] (hereinafter referred to as the "Employee"), have agreed and contracted the following:

1.[Contingent upon the Employee obtaining any required work permit and/or visa to work in Brazil,]The Company hereby contracts the services of the Employee to act in the position of Senior Vice President and President South America of the Company, performing any and all services related to and consistent with this role.

1.1.While performing his functions, the Employee shall report to James P. Zallie, Executive Vice President of Global Specialties and President of the Americas, or to whom the Company appoints.
1.2.The place of work of the Employee will be the City of São Paulo, State of São Paulo.

2.During the term of this Agreement, the Employee shall (a) devote his entire time and attention during his work hours exclusively to the business and interests of the Company, (b) perform his duties to the entire satisfaction of the Company and (c) do his utmost to develop the business and interest of the Company.

3.As compensation for the services rendered hereunder, the Company shall pay to the Employee the gross amount of R$ 130,000 (one hundred thirty thousand reais) per month.

3.1.The monthly salary will be adjusted as set forth in the relevant law, at least once a year, pursuant to the Collective Agreements executed between the Company and the Employee's Unions, if any, and pursuant to the normal merit review process in place from time to time.  The Company may advance the salary adjustments pursuant to the Company's salary policy.

3.2.The Employee will be eligible to participate in the Company's Short Term Incentive Plan ("STIP") with a non-guaranteed annual target incentive payment of 75% of the Employee's base annual salary (pro-rated, based on Employee hire date for the first year).  Actual incentive payments are based on business performance, as well as personal performance, and may be at, above or below the annual target level mentioned above for the year of [2016].  For the purpose of this Agreement, annual base salary shall be equivalent to [13] times Employee's monthly base salary.  Administration of the STIP will be in accordance with the terms and conditions contained therein.  A copy of the STIP will be provided to the Employee. The decision concerning whether to grant an incentive payment to the Employee at all and the actual incentive payment amount (if any) awarded by Company is completely at the Company's discretion.   The terms of the STIP may be modified in the future at the Company's discretion.

3.3. The Employee will be eligible to participate in the Company’s local employee benefits plan in force.  These benefits may change from time to time at the Company’s discretion.

3.4.  In consideration for the payment of the salary and benefits defined in this Article 3, the Employee agrees to render services to other companies of the same group of the Company, situated in Brazil or abroad ("Affiliates"), during the usual working hours, with no right to any additional remuneration.

3.5. In accordance with local law, the Employee shall enjoy an annual period of thirty (30) calendar days of paid vacation. The Employee must take paid vacation within one (1) year following the date when such right to vacation is acquired.

4.  The Company has agreed to pay the Employee a sign-on bonus in the gross amount of USD$ 450,000.00 (four hundred fifty thousand  dollars) (“Sign-on Bonus”), paid in cash within the first thirty (30) days of employment and to be delivered in Brazilian reais using the official monthly average exchange rate for the previous 30 days from the date of payment.

4.1.  Employee understands and agrees that the Sign-on Bonus is being offered as a single and exceptional payment and is not in any way linked to targets or to performance.  Accordingly, being an exceptional payment, the Sign-on Bonus will cause no impact on his compensation level and future severance, and will not create any acquired rights for future similar payments.

4.2.  The Sign-on Bonus will be processed through the Company’s payroll department and will be subject to applicable deductions and withholdings.

4.3.  If Employee’s employment is terminated by the Company for any reason other than for Cause, the Employee will not be required to repay any portion  of Sign-on Bonus.

4.4. For the purpose of this entire Agreement, "Cause" is understood as the events set forth by Article 482 of the Brazilian Labor Code.

5.   Provided that Employee remains employed by the Company for twenty four (24) continuous months measured from his hiring date ("Retention Period"), the Company also has agreed to pay the Employee a retention bonus in the gross amount of USD$ 450,000.00 (four hundred fifty thousand dollars) ("Retention Bonus"), paid in cash within 30 days from the date upon which Employee achieves exactly one year of continuous employment with the Company ("Retention Payment Date") and to be delivered in Brazilian reais using the official monthly average exchange rate for the previous 30 days from the date of payment.

5.1. Employee understands and agrees that the Retention Bonus is being offered as a single and exceptional payment and is not in any way linked to targets or to performance.  Accordingly, being an exceptional payment, the bonus will cause no impact on his compensation level and future severance, and will not create any acquired rights for future similar payments.

5.2. The Retention Bonus will be processed through the Company’s payroll department and will be subject to applicable deductions and withholdings.

5.3. In the event Employee's employment relationship is considered suspended or interrupted for local labor purposes, the Retention Period will also be suspended until the employment relationship is reinstated. In such a case, Company will consider the Retention Period to be tolled for the period while the Employee’s employment relationship was suspended or interrupted for local labor purposes.

5.4.If Employee resigns from the Company or Employee’s employment is terminated by the Company for Cause prior to achieving twelve (12) consecutive months of service with the Company, measured from the Retention Payment Date, Employee agrees to refund Company the full amount of the Retention Bonus and authorizes Company to withhold such amount from either Employee's final paycheck or the Employee’s applicable termination/severance payments, if any (to the extent permitted by law) In this sense, the Company is authorized to file the necessary legal measures required to seek the recovery of the full amount (or the balance of) the Retention Bonus not refunded by Employee (whichever as the case may be) .

5.5.If Employee’s employment is terminated by the Company for any reason other than for Cause, the Employee will not be required to repay any portion of Retention Bonus.

5.6. If the Employee´s employment is terminated by the Company for any reason other than for Cause, before receiving the Retention  Bonus, Employee will be entitled to receive it in full on termination date.

6.Employee will not be subject to time control as he is in a position of trust under the terms of Article 62, II of the Brazilian Labor Code.

7.The Employee agrees to travel inside or outside the national territory whenever so requested by the Company, as well as to be transferred to other places within the Brazilian territory or abroad, after 5 (five) years of employment or as mutually agreed between the parties.

7.1. The Company shall reimburse the Employee for reasonable traveling, hotel, meals and other expenses properly incurred by him in the performance of his duties for the Company, subject always to the production of appropriate receipts and to the Employee's compliance with the Company's Travel and Business Expenses Reporting Policy, and any other expense processing practices from time to time in force.  If requested to do so, the Employee agrees to apply for and use a Corporate Credit Card for all business related expenses and accepts that failure to do so may result in the non reimbursement of expenses and possible disciplinary action.

8.The Company shall withhold from the Employee’s earnings any amounts established under the laws and regulations in force as chargeable to the Employee, including social security contributions, taxes and any other deductions.

8.1. In addition, the Company is hereby authorized to deduct from the Employee's compensation the amount necessary to cover the damages caused by the Employee, whether or not caused by willful misconduct ("dolo").

9.The Employee hereby acknowledges and agrees that all the equipment, computers, telephones, books, software demonstration material and technical and strategic information that he may use in connection with his activities are exclusively owned by the Company, including his e-mail, and that he will have no privacy or confidentiality when he accesses the Company's intranet or the Internet, and that he will be constantly subject to inspections regarding everything that he produces or receives through e-mail or the Internet, or by using Company software.

9.1. Employee will be entitled to mobile phone, laptop and/or corporate credit card, exclusively for developing his activities in Company.

9.2. Employee will be entitled to a vehicle in accordance with Company's internal policies/practices.

9.3. Employee will also be entitled to a retirement plan, to health care and other benefits according to the Company´s internal policies and practices.

10.The Employee agrees that during and/or after the term of this Agreement he shall not release to anyone, use, disclose, authorize or assist anyone else to disclose, use or make known for his or other's benefit, any Confidential Information of the Company and other Affiliates. This applies to all information not generally available to the public which Employee has acknowledged during this Agreement.  This restriction does not apply if Employee is authorized in writing by an officer of Company to disclose or use the Confidential Information.  Employee shall comply with the conditions provided below:

10.1. As used in this Agreement, the term “Confidential Information” shall mean all trade secrets or confidential or proprietary information of the Company as well as those of the Company's clients and prospective clients.  By way of illustration and not limitation, “Confidential Information” shall include the results of client opinion surveys, research and development plans or projects, client data, client survey and Company reports; computer materials such as programs, instructions, source and object code, and printouts; formulas; inventions, developments, and discoveries; product testing information; business improvements, processes, marketing and selling ideas; business plans (whether pursued or not); budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of employees of the Company; the identities of the Company's clients and potential clients, customers and potential customers (collectively, the “Customers”) and any Customer data, including, without limitation, any banking information and credit card data; the particular preferences, likes, dislikes and needs of those Customers; Customer information regarding contact persons, pricing, sales calls, daily routine,  timing, sales and services terms, and service plans; methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts and potential key accounts; the identities of the Company's suppliers and consultants, all information about those supplier and Consultant relationships such as contact person(s), pricing and other terms.

10.2. The Employee agrees that, except as required by judicial order or governmental laws or regulations and except as provided elsewhere in this Agreement, the Employee will not, during or subsequent to the term of this Agreement, (i) use the Company's Confidential Information or the Confidential Information of the Company's Customers for any purpose whatsoever, or (ii) disclose the Company's Confidential Information or the Confidential Information of the Company's Clients to any third party (i.e. any person that is nor a director, representative, employee, agent or service provider of Company or any Affiliate company).  It is understood that the Company's Confidential Information shall remain the sole property of the Company and that the Confidential Information of any of the Company's Customer shall remain the sole property of that Customer.  The Employee further agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of the Confidential Information.

10.3. If the Employee, or anyone to whom the Employee transmits the Confidential Information, becomes legally obligated to disclose any of the Confidential Information, the Employee will provide the Company with prompt written notice of such obligation so that the Company, or the Company's Customer as the case may be, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.  If such protective order or other remedy is not obtained, or if the Company or the Company's Customer as the case may be, waives compliance with the provisions of this Agreement, the Employee will furnish only that portion of the Confidential Information which the Employee is legally required to disclose and will exercise his best efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information disclosed.

10.4. Upon the termination of this Agreement or upon the Company's previous request, the Employee will return to the Company any and all Company property, including property containing Confidential Information.

10.5. Employee further acknowledges that the foregoing provisions complement the provisions of Law 9.279/1996, particularly Article 195, XI, which determines that the non-authorized disclosure or use of confidential information that belongs to the Company characterizes the crime of unfair competition.

11.The Employee authorizes the Company to share with Affiliates, personal information of the Employee which, in some way, are related to this Agreement and his professional history, such as, salary, education, prior jobs, other curricular information, marital status, etc.  Further, the Employee authorizes the Company to share with third parties engaged by the Company to provide employee-related services, any information regarding the Employee necessary for the third parties to carry out such services, provided that the third party has agreed to maintain the confidentiality of such Employee's information and to use such information within the strict terms agreed with the Company and/or its Affiliates.

12.The Employee agrees to comply with all applicable laws, regulations, and governmental orders of Brazil, now or hereafter in effect, relating to his employment by the Company.

12.1.The Employee represents and warrants that he has not, and shall not at any time during his employment with the Company, pay, give, or offer or promise to pay or give, any money or any other thing of value, directly or indirectly, to, or for the benefit of: (i) any government official, political party, candidate for political office or public international organization; or (ii) any other person, firm, corporation or other entity, with knowledge that some or all of that money or other thing of value will be paid, given, offered or promised to a government official, political party, candidate for political office or public international organization, for the purpose of obtaining or retaining any business, or to obtain any other unfair advantage, in connection with the Company's business.

13.Employee declares that he is aware of, and fully understands that he must abide by, all policies and procedures in force and made available by Company and Affiliates that may be related to his role in the Company, including, but not limited to, the Executive Severance and Non-Competition Agreement, the Company's Code of Conduct, and Company’s policies on insider trading, conflicts of interest and violation of applicable laws in the course of performing services to the Company. Employee may be required in the future to acknowledge in writing his receipt and understanding of existing, amended or new Company policies.

14.Employee hereby also acknowledges and agrees that:

14.1.All records, documents, papers (including copies and summaries thereof) texts, discoveries, designs, techniques, schemes, drawings, models, know-how, computer programs, software source code and related documentation, mask works, formulae, improvements, developments, ideas, utility models, appliances, processes, products, innovations and/or inventions and other copyright protected works, or works otherwise protected by intellectual property, as well as any original tangible expression of the foregoing , whether patentable or not, or otherwise protected under intellectual property laws (collectively the "Inventions"), made or acquired by Employee, resulting, partially or entirely from, the use of Company's time, means, data, materials or equipment in the course of, or related with Employee 's activities, shall, together with all the Intellectual Property Rights in all such works, be and at all times remain the absolute property of the Company or Affiliate.

14.2.Employee hereby irrevocably and unconditionally waives, to the maximum extent provided by the applicable laws on Intellectual Property, all rights granted by statute that vest in Employee (whether before, on, or after the date hereof) in connection with Employee’s authorship of any Inventions in the course of his employment with the Company, wherever in the world enforceable.

14.3.Any Inventions made, developed or discovered by Employee, either alone or together with others, in the course of the performance of his duties of employment will forthwith be disclosed to the Company and will belong to and be the absolute property of the Company. If the Employee makes any inventions that do not belong to the Company under existing statutes, Employee agrees to forthwith license or assign (as determined by the Company) to the Company the Employee ´s rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them.  The Company will pay to Employee such compensation for the license or assignment as the Company will determine in its absolute discretion.

15.The Employee acknowledges and agrees that breach of any provisions of this Agreement, including, but not limited to Articles 10 (confidentiality), 12 (compliance with law), 13 (compliance with Company's policies) and/or 14 (intellectual property), authorizes the immediate termination of the Agreement by the Company. Employee’s obligations under Articles 10 and 14 will survive the termination of this Agreement.

16.The parties agree that, in the event any clause or provision of this Agreement shall be deemed illegal or ineffective, such event shall not in any way affect the remaining clauses, which shall continue in full force.

17.Brazilian laws will govern this Agreement, and any disputes arising therefrom shall be settled in the Courts of São Paulo, City of São Paulo, Brazil.
18.This Agreement is executed in Portuguese and in English. In case of conflict, the Portuguese version shall prevail.

And being thus agreed and contracted, the parties sign this Agreement in two counterparts, in the presence of two witnesses.

City of São Paulo, February 1st, 2016.

INGREDION BRASIL - INGREDIENTES INDUSTRIAS LTDA.

By: /s/ Marcel Couto  ________

Marcel Couto

Vice President—Human Resources, South America

Ernesto Pousada

/s/ Ernesto Pousada  _______